AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            DNB FINANCIAL CORPORATION

     The undersigned corporation (hereinafter, "corporation") hereby amends and restates its Articles of Incorporation in their entirety as permitted under Sections 1911(a)(5) and (6) and 1914(c)(4) of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), as follows:

     1. The name of the corporation is: DNB Financial Corporation.

     2. The location and post office address of the initial registered office of the corporation is: 4 Brandywine Avenue, Downingtown, Pennsylvania 19335.

     3. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

           To have unlimited power to engage in and to any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania.

     4. The term for which the corporation is to exist is: perpetual.

     5. The aggregate number of shares which the Corporation shall have authority to issue is Ten Million (10,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share (the "Common Stock") and One Million (1,000,000) shares of Preferred Stock of the par value of Ten Dollars ($10.00) per share (the "Preferred Stock), for a total authorized capital of Twenty Million Dollars ($20,000,000).

           The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide for series of Preferred Stock out of the unissued shares of Preferred Stock. Before any shares of any such series are issued the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

               (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

               (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;


               (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

               (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

               (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

               (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

               (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

               (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

               (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

               (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

           The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

     6. No merger, consolidation, liquidation or dissolution of this corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of this corporation shall be valid unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of this corporation. The foregoing sentence shall not, however, apply to any particular transaction, and such transaction shall require only such affirmative vote as is required by any other provision of these Articles or any provision of law, if the transaction shall have been approved by a two-thirds vote of the Board of Directors. This
Article 6 may not be amended unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of this corporation.

     7. Cumulative voting rights shall not exist with respect to the election of directors.

     8. (a) The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

          (i)  Whether the offer price is acceptable based on the historical and
               present   operating   results  or  financial   condition  of  the
               corporation;

          (ii) Whether a more favorable price could be obtained for the corporation's securities in the future;

          (iii)The impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

          (iv) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock;

          (v) The value of the securities (if any) which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered; and

          (vi) Any antitrust or other legal and regulatory issues that are raised by the offer.

     (b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

     9. The effective date of the amendments made by these Amended and Restated Articles of Incorporation shall be the date on which such Articles are filed with the Department of State of the Commonwealth of Pennsylvania, whichever is later.

     10. These Amended and Restated Articles of Incorpation supersede the original Articles of Incorporation of the Corporation and all amendments thereto.

     IN TESTIMONY WHEREOF, the undersigned corporation has caused these Amended and Restated Articles of Incorporation to be executed by a duly authorized officer on this ____ day of _______, 2001.

                                                     DNB FINANCIAL CORPORATION



                                        By:
                                        ----------------------------------------
                                                              President

Approved 5/8/01 Adj. Annl. Mtg.